Exhibit 99.2

August Cayman Company, Inc.
Consolidated Financial Statements
As of June 28, 2014 and December 31, 2013, and for the
Six Months Ended June 28, 2014 and June 29, 2013

August Cayman Company, Inc.
Consolidated Financial Statements
As of June 28, 2014 and December 31, 2013, and for
the Six Months Ended June 28, 2014 and June 29, 2013

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(in millions)

	June 28, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9.6	$9.0
Trade receivables, net of allowance of $1.4 million and $1.3 million as of June 28, 2014 and December 31, 2013, respectively	85.7	64.8
Income taxes receivable	0.4	3.5
Other receivables	8.6	9.9
Inventories	79.0	65.0
Deferred income taxes, net	1.3	1.3
Other current assets	10.5	6.8
Total current assets	195.1	160.3

Property, plant and equipment, net	130.0	116.1
Goodwill	210.4	205.2
Intangible assets, net	185.2	191.8
Deferred income taxes, net	3.2	—
Other long-term assets	17.2	15.9
Total assets	$741.1	$689.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Trade payables	$67.0	$50.9
Other payables	23.9	22.8
Current debt, net of discount	31.9	16.7
Interest payable	0.6	1.9
Income taxes payable	1.5	0.5
Deferred income taxes, net	4.2	4.0
Other current liabilities	27.1	24.0
Total current liabilities	156.2	120.8

Long-term debt, net of discount and current maturities	329.9	325.9
Deferred income taxes, net	35.5	37.2
Other long-term liabilities	17.5	14.5
Total liabilities	539.1	498.4

Stockholder's equity:
Common stock	—	—
Additional paid-in capital	225.0	224.6
Accumulated other comprehensive income	16.4	4.1
Accumulated deficit	(39.4)	(37.8)
Total stockholder's equity	202.0	190.9

Total liabilities and shareholders’ equity	$741.1	$689.3

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended	Six months ended
	June 28, 2014	June 29, 2013
	(unaudited - in millions)
Sales	$261.0	$226.3
Cost of sales	(187.7)	(164.2)
Gross profit	73.3	62.1
Selling, general and administrative expenses	(64.0)	(54.0)
Operating income	9.3	8.1
Interest expense and other financing costs	(13.0)	(14.3)
Loss before income taxes	(3.7)	(6.2)
Income tax benefit	2.1	2.0
Net loss	$(1.6)	$(4.2)

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Six months ended	Six months ended
	June 28, 2014	June 29, 2013
	(unaudited - in millions)
Net loss	$(1.6)	$(4.2)

Other comprehensive income (loss):
Translation gain (loss) on foreign operations	12.3	(21.3)
Comprehensive income (loss)	$10.7	$(25.5)

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended	Six months ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities	(unaudited - in millions)
Net loss	$(1.6)	$(4.2)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	22.8	21.6
Share-based compensation	0.4	0.8
Deferred financing amortization	0.9	0.9
Debt discount amortization	0.6	0.6
Deferred income taxes	(5.6)	—
Changes in operating assets and liabilities
Increase (decrease) in cash from changes in net taxes receivable/payable	2.2	(4.3)
Increase in trade and other receivables	(18.1)	(14.7)
(Increase) decrease in prepaid expenses and other assets	(3.7)	0.1
Increase in inventories	(12.7)	(3.4)
Increase in trade and other payables	15.8	9.2
Increase in other liabilities	5.2	0.2
Net cash provided by operations	6.2	6.8
Cash flows from investing activities
Purchases of property, plant and equipment	(21.8)	(12.2)
Purchases of computer software	(0.6)	(1.1)
Net cash used in investing activities	(22.4)	(13.3)
Cash flows from financing activities
Proceeds of term debt, net of discount and issuance costs	1.9	(1.5)
Repayments of term debt	(0.7)	(1.2)
Proceeds, net of repayments, of revolving credit facility borrowings	15.9	0.3
Proceeds of other bank debt	0.6	3.4
Repayments of other bank debt	(1.7)	(2.9)
Net cash provided by (used in) financing activities	16.0	(1.9)
Effect of exchange rate changes on cash and cash equivalents	0.8	(1.1)
Net increase (decrease) in cash and cash equivalents	0.6	(9.5)
Cash and cash equivalents at beginning of period	9.0	21.5
Cash and cash equivalents at end of period	$9.6	$12.0

Supplemental disclosure of cash flow information:
Cash paid for interest	$12.3	$13.1
Cash net (refunds) payments for taxes	(2.7)	2.4

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
(unaudited - in millions, except shares)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder's Equity

Balance at December 31, 2013	2,050	$—	$224.6	$4.1	$(37.8)	$190.9
Net loss	—	—	—	—	(1.6)	(1.6)
Foreign currency translation	—	—	—	12.3	—	12.3
Capital contribution from parent relating to share-based compensation	—	—	0.4	—	—	0.4
Balance at June 28, 2014	2,050	$—	$225.0	$16.4	$(39.4)	$202.0

See Accompanying Notes to Consolidated Financial Statements

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

1. Financial Statement Presentation
The interim consolidated financial statements included herein include the accounts of August Cayman Company, Inc. (“the Company”) and its subsidiaries.
The Company is a wholly owned subsidiary of Schrader International, Inc. Madison Dearborn Capital Partners (“MDP”) purchased the Schrader group of companies on April 27, 2012.
The Company has manufacturing operations in the United States (“U.S.”), United Kingdom (“U.K.”), France, China and Brazil. The Company is a manufacturer of tire pressure monitoring systems (“TPMS”), fluid control components and tire hardware and accessories for the automotive and industrial original equipment markets and aftermarket.
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. dollars. Transactions between the Company and its subsidiaries and any balances and unrealized gains and losses arising from such transactions are eliminated in the consolidated financial statements.
At the entity level, transactions denominated in currencies other than the entity’s functional currency (foreign currencies) are remeasured into the entity’s functional currency at the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing on the reporting date. Exchange differences arising from changes in exchange rates are recognized in net income for the period.
The results of operations of foreign entities whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rate for the period, and their assets and liabilities are translated into U.S. dollars at the exchange rate ruling on the balance sheet date. These translations result in foreign currency translation gains (losses) and are included in accumulated other comprehensive income (loss) on the Consolidated Statement of Stockholder’s Equity. In the event that a foreign operation is sold, substantially liquidated, or evaluated for impairment in anticipation of disposal, the cumulative currency translation differences that are attributable to the operation are reclassified to net income.
2. Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606)(“ASU 2014-09”),which modifies how all entities recognize revenue, and consolidates into one Accounting Standards Codification ("ASC") Topic (ASC Topic 606, Revenue from Contracts with Customers) the current guidance found in ASC Topic 605, Revenue Recognition, and various other revenue accounting standards for specialized transactions and industries. The core principle of the guidance is that “an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In achieving this objective, an entity must perform five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations of the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also clarifies how an entity should account for costs of obtaining or fulfilling a contract in a new ASC Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers.
For nonpublic entities, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier, however, only as of the following: (1) an annual reporting period beginning after December 15, 2016, including interim periods within that reporting period (public entity effective date), (2) an annual reporting period beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017, (3) an annual reporting period beginning after December 15, 2017, including interim periods within that reporting period. ASU 2014-09 is effective for public companies for annual periods beginning after December 15, 2016 and interim periods within those annual periods. ASU 2014-09 may be applied using either a full retrospective approach, in which all years included in the financial statements are presented under the revised guidance, or a modified retrospective approach. Under the modified retrospective approach, financial statements will be prepared using the new standard for the year of adoption, but not for prior years. Under this

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings at the effective date for contracts that still require performance by the company and disclose all line items in the year of adoption as if they were prepared under the old revenue guidance. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements and when to adopt it. At this time, the Company has not determined the transition method that will be used.
3. Income Taxes
The Company recorded an income tax benefit for the six months ended June 28, 2014 and June 29, 2013 of $2.1 million and $2.0 million, respectively. The tax provision consists of current tax expense, which relates primarily to profitable operations in non-U.S. jurisdictions, and deferred tax expense, which relates primarily to the generation of net operating losses in the U.S. For the six months ended June 28, 2014, the expected tax benefit derived from applying the statutory rate to the Company’s pre-tax loss differed from our recorded income tax benefit due to differing tax rates in foreign jurisdictions, the impact of tax contingency reserves, and the recognition of valuation allowances on certain foreign operations.
The Company has established contingency reserves for a variety of material, known tax exposures. As of June 28, 2014 and December 31, 2013, the total amount of tax contingency reserves was $1.3 million and $3.0 million, respectively, including accrued interest and penalties, net of related benefits. If all of the Company’s unrecognized tax expenses as of June 28, 2014 were to be recognizable in the future, the Company would record a $0.8 million expense, excluding accrued interest and penalties, to the provision for income taxes. The reduction to the liability for unrecognized tax expense was primarily due to the lapse of the applicable statute of limitations and decreases related to a prior year tax position.
The Company's tax reserves reflect management's judgment as to the resolution of the issues involved if subject to judicial review or other settlement. While the Company believes its reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed its related reserve. With respect to these reserves, the Company's income tax expense would include (i) any changes in tax reserves arising from material changes during the period in the facts and circumstances (i.e., new information) surrounding a tax issue and (ii) any difference from the Company's tax position as recorded in the financial statements and the final resolution of a tax issue during the period. Such resolution could materially increase or decrease income tax expense in the Company's consolidated financial statements in future periods and could have an effect on operating cash flows.
Unrecognized tax benefits represent the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company's consolidated financial statements and are reflected in “Other long-term liabilities” in the Consolidated Balance Sheets.
The Company recognizes interest and penalties with respect to unrecognized tax benefits in income tax benefit (expense) in its Consolidated Statements of Operations and records the associated liability in “Other long-term liabilities” in its Consolidated Balance Sheets. As of June 28, 2014 and December 31, 2013 the Company had accrued $0.5 million and $0.3 million, respectively, for the payment of interest and penalties.
4. Inventories

	June 28, 2014	December 31, 2013
	(in millions)
Raw materials	$33.7	$25.4
Work-in-process	20.4	14.7
Finished goods	28.0	28.0
Other	3.3	3.0
Reserves	(6.4)	(6.1)
Total inventories	$79.0	$65.0

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

5. Property, Plant and Equipment

	June 28, 2014	December 31, 2013
	(in millions)
Land and buildings	$25.0	$23.6
Plant equipment and vehicles	119.0	95.1
Leasehold improvements	0.3	0.3
Computer equipment	0.6	0.5
Assets under construction	32.8	32.4
Total property, plant and equipment	177.7	151.9
Less accumulated depreciation	(47.7)	(35.8)
Property, plant and equipment, net	$130.0	$116.1
Depreciation expense included in the Consolidated Statements of Operations was $11.2 million and $10.9 million, for the six months ended June 28, 2014 and June 29, 2013, respectively.
6. Intangible Assets
A summary of intangible assets, except goodwill, as of June 28, 2014 and December 31, 2013 is as follows:

	June 28, 2014			December 31, 2013
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
		(in millions)			(in millions)
Customer relationships	$124.6	$(23.6)	$101.0	$122.2	$(17.8)	$104.4
Current technology	88.8	(21.4)	67.4	86.1	(16.0)	70.1
Trade names	7.7	(1.7)	6.0	7.7	(1.3)	6.4
New product development	6.8	(0.6)	6.2	6.6	(0.4)	6.2
Other	8.1	(3.5)	4.6	7.3	(2.6)	4.7
	$236.0	$(50.8)	$185.2	$229.9	$(38.1)	$191.8
During the six months ended June 28, 2014, the amortization expense in respect of intangible assets was $11.6 million, of which $0.7 million related to computer software. During the six months ended June 29, 2013, the amortization expense in respect of intangible assets was $10.8 million, of which $0.6 million related to computer software. At June 28, 2014, computer software, included in “Other” in the table above was $3.3 million, net of $2.7 million of accumulated amortization. At December 31, 2013, computer software, included in “Other” in the table above was $3.3 million, net of $2.0 million of accumulated amortization.
Goodwill activity in the six months ended June 28, 2014 is as follows:

	Valve Group			Sensor Group
	Gross	Accumulated Impairment	Net	Gross	Accumulated Impairment	Net	Total Net
		(in millions)			(in millions)
As of December 31, 2013	$53.6	$(16.0)	$37.6	$167.6	$—	$167.6	$205.2
Foreign currency translation	—	—	—	5.2	—	5.2	5.2
As of June 28, 2014	$53.6	$(16.0)	$37.6	$172.8	$—	$172.8	$210.4

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

7. Derivative Financial Instruments
From time to time, the Company enters into currency forward contracts to manage the currency transaction exposures associated with sales and purchases denominated in foreign currencies.
At June 28, 2014 and December 31, 2013, the U.S. dollar equivalent of the notional amount of outstanding currency forward contracts held by the Company was $14.5 million and $24.0 million, respectively. As of June 28, 2014, there were no current assets or liabilities related to these contracts recorded on the Consolidated Balance Sheet. As of December 31, 2013, current liabilities of $0.8 million were recorded on the Consolidated Balance Sheet. Management does not designate these contracts as hedging instruments for the purposes of hedge accounting under ASC Topic 815.
Pursuant to the term loan agreements discussed in Note 9, August LuxUK Holding Company (“August Lux UK”) and August U.S. Holding Company, Inc. (“August U.S.”) have each entered into interest rate swaps on 50% of the respective term debt to reduce the risk of increases in the LIBOR component of the interest rate. The interest rate swaps fix the variable portion of the interest rate at 1.295%.
Management does not designate these interest rate contracts as hedging instruments for the purposes of hedge accounting under ASC Topic 815. No asset or liability has been recorded on the Consolidated Balance Sheets as the contracts have an immaterial fair value as of June 28, 2014 and December 31, 2013.
The Company does not hold or issue derivatives for speculative or trading purposes.
8. Product Warranties
Provision is made for warranty claims on various products depending on specific market expectations and the type of product. These estimates are established using historical information on the nature, frequency and average cost of warranty claims.
At June 28, 2014 and December 31, 2013, the Company’s product warranty liability was $2.5 million and $2.0 million, respectively. The following table displays the changes in the product warranty liability during the six months ended June 28, 2014:

Six months ended June 28, 2014
(in millions)
Balance, beginning of period	$2.0
Payments	(0.6)
Warranties issued in period	0.6
Adjustment to pre-existing warranties	0.4
Effect of foreign currency translation	0.1
Balance, end of period	$2.5

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

9. Debt
Debt outstanding as of June 28, 2014 and December 31, 2013 is as follows:

	June 28, 2014			December 31, 2013
	Current	Long-term	Total	Current	Long-term	Total
		(in millions)			(in millions)
August U.S. first lien term debt	$1.1	$142.8	$143.9	$1.3	$124.4	$125.7
August LuxUK first lien term debt	1.4	190.9	192.3	1.3	129.9	131.2
August U.S. second lien term debt	—	—	—	—	18.5	18.5
August LuxUK second lien term debt	—	—	—	—	56.5	56.5
Revolving credit facility borrowings	28.5	—	28.5	12.6	—	12.6
Other bank debt	2.4	1.1	3.5	2.7	1.2	3.9
	33.4	334.8	368.2	17.9	330.5	348.4
Less discount	(1.5)	(4.9)	(6.4)	(1.2)	(4.6)	(5.8)
	$31.9	$329.9	$361.8	$16.7	$325.9	$342.6
On June 11, 2014, the Company and certain of its subsidiaries entered into a Second Amendment to the First Lien Credit Agreement, with Barclay’s Bank as administrative agent, which resulted in the following transactions and key term changes to the Company’s term debt.

1)
The entire $18.5 million of the August U.S. 2nd lien term debt (@ LIBOR (floor of 1.25%) + plus 9.25% (total 10.5% interest rate)) was paid off early, resulting in a premium payment of approximately $0.2 million.

2)
$18.5 million was re-borrowed under the amended 1st lien term debt agreement (@ LIBOR (floor of 1.00%) +4.00 (total of 5.0% as of June 11, 2014)) with an original issue discount (OID) of approximately $0.1 million.

3)
The entire $56.5 million of the August LuxUK 2nd lien term debt (@1 LIBOR (floor of 1.25%) + plus 9.25% (total 10.5% interest rate)) was paid off early, resulting in a premium payment of approximately $0.6 million.

4)
$61.5 million was borrowed under the amended 1st lien term debt agreement (@ LIBOR (floor of 1.00%) +4.00 (total of 5.0% as of June 11, 2014) with an original issue discount (OID) of approximately $0.3 million.

5)    The Company incurred costs with third parties directly related to the refinancing totaling approximately $0.2 million.
6)    The Company incurred closing fees paid to Barclays of approximately $1.9 million.
The First Lien term interest rate as of June 28, 2014 was 5% (4% plus LIBOR (floor of 1.0%)), with interest paid at each calendar quarter-end. Annual principal payments (payable on a calendar quarter-end basis) will be required beginning on September 30, 2014 of 1% of $336.2 million. The remaining principal is due on April 27, 2018.
The First Lien Security Agreement also includes a Revolving Credit facility (“Revolver”) with borrowing and letter-of-credit availability up to $40.0 million (was increased on June 11, 2014 from $35.0 million as part of the Second Amendment to the First Lien Credit Agreement discussed above). The interest rate on the Revolver is 5% plus monthly LIBOR for U.S. dollar (“USD”) denominated borrowings. Interest is payable monthly. The interest rates on the outstanding Revolver borrowings of the $28.5 million USD borrowings as of June 28, 2014 ranged from 5.15% to 5.15325%. At June 28, 2014, the Company had issued unused letters of credit totaling $1.9 million. The approximate availability under the Revolver was $9.6 million as of June 28, 2014.
As of June 28, 2014, the Company was in compliance with the covenants in the credit agreement.
Other bank debt, from the table above, represents borrowings by the Company’s operation in Brazil from Brazilian banks. These borrowings are secured by the trade receivables of the Brazilian operation.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

10. Fair Value Measurement
ASC Topic 820, Fair Value Measurements and Disclosures, establishes a hierarchy for the inputs that are used in fair value measurements:
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 inputs are those other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (e.g., as prices) or indirectly (e.g., derived from prices).
Level 3 inputs are not based on observable market data (unobservable inputs).
The carrying values of the Company’s cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value due to their short-term nature.
The carrying value of the borrowings under the First Lien Security Agreement as of June 28, 2014 approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not materially changed since entering into the agreements and since the June 2014 refinance described in Note 9. The carrying value of the other bank debt approximates its fair value due to the proximity of the borrowings to the balance sheet date. The inputs used to establish fair value of long-term debt are considered to be Level 2 inputs.
11. Contingencies
Litigation
Worthington: On June 22, 2012, Worthington Cylinder Corporation filed a complaint against Schrader alleging damages arising from Schrader’s breach of contract and breach of express and implied warranties resulting from Schrader’s design, manufacture and sale of defective valve cores for use in Worthington’s cylinders. Worthington also alleges Schrader’s product was defective for use in Worthington’s cylinders, which resulted in a recall. A settlement was reached with Worthington on this issue in April 2014 and the amount representing the settlement value is accrued as of June 28, 2014 and December 31, 2013.
Brazil State Tax: Litigation is ongoing with the State of Sao Paulo Tax Department in respect of taxes paid, totaling approximately $26.0 million, including penalties and interest. Based on the progress of work to date and legal advice received, management is of the opinion that the Company is able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest, and a loss is remote. The Company has nevertheless been requested to pledge certain of its assets as collateral for the disputed amount while the case is heard. As a condition of the Stock Purchase Agreement between August Lux and the Tomkins Group, the Company has been indemnified by the Tomkins Group for any potential loss relating to this issue, and Tomkins Group is responsible for any potential defense.
Continental: On October 13, 2011, Continental Automotive Systems US, Inc. filed a retaliatory complaint against Schrader claiming infringement against certain of its patents pertaining to tire pressure monitoring technology. The action seeks to stop the manufacture, use, sale, offers to sell and importation by Schrader of tire pressure monitoring system products that are alleged to infringe on patents owned by Continental and for monetary damages for use of such technology. This action follows a complaint filed by Schrader against Continental on May 4, 2011, for infringement against certain of its patents. In the opinion of management, the claim is without merit, and a loss is not probable and cannot be reasonably estimated.
Nissan: On February 5, 2013, Nissan North America, Inc. (“NNA”) filed a lawsuit in Tennessee alleging that Schrader Electronics Limited failed to defend and indemnify NNA in the event of any claims, actions or lawsuits, alleging infringement of intellectual property rights in connection with supplied parts. NNA is seeking recovery for costs incurred to defend itself for a third-party action brought against them in which they prevailed. NNA has requested $3.7 million in damages plus interest and other fees. In the opinion of management, the claim is subject to defenses; however an amount representing a probable settlement value is accrued.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Bridgestone: On May 2, 2013, Bridgestone Americas Tire Operations, LLC (“Bridgestone”) filed a lawsuit in the U.S. District Court for the District of Delaware (the “Action”) alleging that Schrader-Bridgeport International, Inc. d/b/a Schrader International, Inc.; Schrader Electronics Ltd.; and Schrader Electronics, Inc. (“Schrader”) infringed on certain of its patents concerning original equipment and original equipment replacement tire pressure monitoring sensors. Bridgestone is seeking a permanent injunction preventing Schrader from making, using, importing, offering to sell, or selling any devices that infringe or contribute to the infringement of any claim of the asserted patents, or from inducing others to infringe any claim of the asserted patents; judgment for money damages, interest, costs and other damages; and the award of a compulsory ongoing licensing fee. Bridgestone has also filed a patent infringement lawsuit in Germany, alleging that the Company’s TPMS products sold in Germany are infringing its German counterpart on one of the patents asserted in the Action. In the opinion of management, the claims are without merit, and a loss is not probable and cannot be reasonably estimated.
Wasica/Bluearc: On July 29, 2013, Wasica Finance GmbH and Bluearc Finance AG filed a lawsuit with the U.S. District Court in the District of Delaware alleging that Schrader International, Inc. and Schrader-Bridgeport International, Inc. infringed their intellectual property rights in connection with tire pressure monitoring products. The action seeks to enjoin Schrader from infringing the patent and award damages with interest and costs. The asserted patent is the U.S. counterpart of a German patent that had been previously asserted against Schrader. Schrader succeeded in proving that German patent to be invalid. In the opinion of management, the claim is without merit, and a loss is not probable and cannot be reasonably estimated.

The Company’s management does not anticipate that the outcome of these or any other current proceedings or claims, either individually or in the aggregate, will have a material effect on the Company’s financial position.

Environmental
A provision is made for the estimated cost of known environmental remediation obligations in relation to the Company’s current manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors the costs incurred to date against expected total costs to complete and reviews potential remediation scenarios. As of June 28, 2014 and December 31, 2013, the provision for environmental remediation costs is $0.6 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Company’s legal or constructive remediation obligations. The majority of the environmental provision is expected to be utilized through 2016.

12. Subsequent Events
The Company has evaluated subsequent events through October 2, 2014.
On August 18, 2014, MDP entered into a definitive sale agreement with Sensata Technologies ("Sensata") under which Sensata will acquire the stock of the Company. The sale is expected to close in the fourth quarter of 2014. The sale remains subject to regulatory approval and other customary closing conditions.